UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 13, 2007

Date of Report (Date of earliest event reported)

LAWSON PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1666 East Touhy Avenue, Des Plaines, Illinois	60018
(Address of principal executive offices)	(Zip Code)

(847) 827-9666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 13, 2007, Lawson Products, Inc. (the “Company”) announced that the Company’s Board named Dr. Ronald B. Port as Non-Executive Chairman effective April 13, 2007 to replace Robert J. Washlow, the Chief Executive Officer and Chairman of the Board. Mr. Washlow is the son-in-law of Lawson's founder and director Sidney L. Port. Dr. Port, 66, has been a member of the Lawson Board since 1984 and is the son of Sidney L. Port. The Lawson Board also elected James S. Errant, 58, former son-in-law of Sidney L. Port, to replace Mr. Washlow on the Board. Thomas Neri, Lawson's President and Chief Operating Officer, was elected to serve as Chief Executive Officer effective April 13, 2007. Mr. Neri, age 55, has been President and Chief Operating Officer of the Company since January 5, 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development, Chief Financial Officer and Treasurer of the Company in 2004. He also served as Chief Financial Officer and Treasurer from 2004 to January 2006. Prior thereto, Mr. Neri was a business consultant from 2000 to 2003. From 1993 to 2000, Mr. Neri was President and Publisher of Pioneer Newspapers, Inc., a subsidiary of Hollinger International, a publicly held international publishing company. A copy of the press release announcing these events is set forth as Exhibit 99.1 to this Form 8-K.

In connection with his departure, on April 13, 2007, the Company and Mr. Washlow entered into a Separation Agreement and General Release (the “Separation Agreement”). The following description of the Separation Agreement is a summary of the material terms of the agreement and does not purport to be complete, and is qualified in its entirety by reference to the agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference. The Separation Agreement was negotiated and approved by the independent and disinterested members of the Board of Directors. Mr. Washlow’s termination was deemed to be for Good Reason (as defined in Mr. Washlow’s employment agreement), and Mr. Washlow agreed to release the Company from all claims related to his employment, including claims under his employment agreement. The Company agreed to pay Mr. Washlow two times his base salary of $650,000 and most recent bonus of $208,000, or $1,716,000 in total, in addition to paying his base salary through May 15, 2007 and providing him with four weeks of accrued vacation pay. Mr. Washlow retained the right to exercise 28,000 vested Stock Performance Rights for 1 year and to continue for five years insurance coverage under the Company’s group insurance plans. The Company also agreed to assign to Mr. Washlow a key man term life insurance policy, which has a face value of $5 million, and for which he is responsible for future premium payments. Mr. Washlow is entitled to the distribution of his vested account balance under the Company’s 2004 Executive Deferral Plan, calculated on the last day of the 6-month period following his separation. Under the Company's Long-Term Capital Accumulation Plan (“LTIP”), Mr. Washlow had 301 Shareholder Value Appreciation Rights that vested upon his separation and which were valued at $417,000 as of April 13, 2007. In the event of a sale of the Company on or prior to December 31, 2008, Mr. Washlow is entitled to the difference in the amount he would have been paid under the LTIP had he remained an active employee of the Company and the $417,000 he will receive due to his termination, provided that the amount will be reduced to the extent it would be considered an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code. Mr. Washlow is also prohibited from competing with the Company for a period of two years after his termination.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

               On April 13, 2007, the Board of Directors of the Company approved and adopted amendments to the bylaws of the Company to provide for the ability to elect a non-executive Chairman of the Board of Directors. Sections 4.1 and 4.5 were amended as follows:

Section 4.1. Executive Officers. The executive officers of the Corporation shall be a ~~Chairman of the Board,~~ President or Office of the President established in the manner prescribed by Section 4.17 of these bylaws, one or more Executive Vice Presidents, one or more Senior Vice Presidents, such number of Vice Presidents, if any, as the Board of Directors may determine, a Secretary and a Treasurer. The Board of Directors may designate the Chairman as an executive Chairman, in which case such person shall be an officer of the Corporation. One person may hold any number of said offices.

Section 4.5. The Chairman of the Board. The Board shall elect a Chairman of the ~~Board shall be the chief executive officer of the Corporation.~~Board from the members of the Board. The Board shall designate the Chairman as either a non-executive Chairman of the Board, or an executive Chairman of the Board. Subject to the control vested in the Board of Directors by statute, by the Certificate of Incorporation, or by these bylaws, he shall ~~administer and be responsible for the overall management of the business and affairs of the Corporation. He shall~~ preside at all meetings of the stockholders and the Board of Directors; and in general, shall perform all duties incident to the office of the Chairman of the Board and such other duties as from time to time may be assigned to him by the Board of Directors. References in these bylaws to "Chairman" shall mean the non-executive Chairman or executive Chairman, as designated by the Board.   A copy of the amended and restated bylaws of the Company is attached hereto as Exhibit 3.2

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

3.2	Amended and Restated Bylaws.
10.1	Separation Agreement and General Release (the “Separation Agreement”), dated April 13, 2007, by and between the Company and Robert J. Washlow.
99.1	Press release issued by Lawson Products, Inc. on April 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Dated: April 19, 2007	By:	/s/

Name:
Title: